Exhibit 4.26

ENGLISH SUMMARY OF*

PANYU DISTRICT HIGH AND NEW TECHNOLOGY INTERNET INDUSTRY HEADQUARTERS PROGRAM FOR THE ATTRACTION AND SETUP OF

INVESTMENTS AGREEMENT

Party A: Guangzhou Panyu Information Technology Investment and Development Co., Ltd.

Party B: Guangzhou Huanju Shidai Information Technology Co., Ltd.

a)	Party A, a state-owned enterprise registered in Panyu District, owns the B-1 building located in North District of Wanda Commercial Square, Wanbo Commercial Zone, 79 Wanbo 2nd Road, Nancun Town, Panyu District, Guangzhou (the "B-1 Building").

b)	Party B is a high and new technology internet enterprise registered in Panyu District.

c)	Through an open, public bidding process, Party B won the bid in respect of certain floors of the B-1 Building owned by Party A.

d)	Each of Party A and Party B hereby agrees to enter into this Agreement and be bound by its terms.

THIS AGREEMENT WITNESSES as follows:

Goal and Requirement of Merchant Investment

1.	Party B agrees to relocate its registered address to Panyu District within half a year after the execution date of this Agreement (excepting any delays caused by issues related to government approval), if such address is not in the Panyu District already. Party B further undertakes that it will retain its registered address in the Panyu District within ten years of the later of (i) the date on which the industry and commerce administration authority issues to Party B its updated business license with the Pany District registered address, or (ii) the execution date of this Agreement.

2.	Party A agrees that, upon Party B having changed its registered address to Panyu District, Party A will transfer certain floors of the B-1 Building (the "Premises") to Party B as its operating base under the terms and conditions herein.

Transfer of Property

3.	The aggregate gross floor area of the Premises transferred from Party A to Party B is approximately 30,574 square meters (if this number differs from the gross floor area recorded on the Real Estate Ownership Certificate issued with Party B as the recorded owner (the "Record Area"), the Record Area shall prevail). Specifically, the Premises are 23/F to 25/F and 27/F to 39/F of the B-1 Building.

4.	The transfer price is RMB15,675 per square meter.

5.	Party B shall pay the total transfer price of RMB479,247,450 (based on the estimated gross floor area of 30,574 square meters), which shall be subject to adjustment to reflect the difference between such estimated gross floor area and the Record Area, in two installments, no later than three months after the execution date of this Agreement (i.e. on or before November 6, 2014).

•	The first installment of RMB239,623,725 shall be made by Party B to Party A within 15 business days after the execution date of this Agreement (i.e. on or before August 27, 2014). The deposit of RMB20,000,000 made by Party B will count towards the first installment.

* The original contract is in Chinese, this is an English summary of the original contract.

•	The second installment shall be the remaining amount of the total transfer price. Party B shall pay the second installment to Party A within three months after the execution date of this Agreement (i.e. on or before November 6, 2014).

•	Upon the final verification and calculation of the total transfer price based on the Record Area, the parties shall adjust the total transfer price and make supplemental payment or refund, as applicable.

Liability for Breach of Agreement

6.	If either party delays in performing its obligation hereunder and fails to correct such breach within the reasonable period set and informed of by the other party, the defaulting party shall pay RMB100,000 per day to the other party as damages. If the delay in performance continues for more than 30 days, the other party may terminate this Agreement and the defaulting party shall pay the other party RMB50 million.

Miscellaneous

7.	This Agreement shall take effect on August 7, 2014 after being duly executed and affixed with stamps by both parties.

Party A: Guangzhou Panyu Information Technology Investment and Development Co., Ltd.

Seal: /s/ Guangzhou Panyu Information Technology Investment and Development Co., Ltd.

Signature: /s/

Party B: Guangzhou Huanju Shidai Information Technology Co., Ltd.

Seal: /s/ Guangzhou Huanju Shidai Information Technology Co., Ltd.

Signature: /s/

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